EXHIBIT 11


                 AMERICAN HOME PRODUCTS CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                       (In Thousands Except Per Share Amounts)


                                                           Three Months Ended   Six Months Ended
                                                                June 30,           June 30,
                                                                  1997               1997


1. Net Income .............................................     $459,092           $1,035,769

2. Reported earnings per share:

     a.  Average number of common shares outstanding
         during the period ................................      645,758              644,042
     b.  Reported earnings per share (1/2a) ...............        $0.71                $1.61

3. Primary earnings per share:

     a.  Average number of common shares outstanding
         during the period ................................      645,758              644,042
     b.  Common shares deemed outstanding from the assumed
         exercise of stock options reduced by the number
         of common shares purchased with the proceeds
         (determined using the average market price
         during the period)................................        13,006              12,212
     c.  Deferred contingent common stock awards ..........           494                 494

     d.  Shares for primary earnings per share calculation
         (3a+3b+3c) .......................................       659,258             656,748
     e.  Primary earnings per share (1/3d) ................         $0.70               $1.58

4. Fully diluted earnings per share:

     a.  Average number of common shares outstanding
         during the period ................................       645,758             644,042
     b.  Common shares deemed outstanding from the assumed
         exercise of stock options reduced by the number
         of common shares purchased with the proceeds
         (determined using the higher of the average
         market price during the period or the market
         price at the end of the period)...................        14,973              14,973
     c.  Deferred contingent common stock awards ..........           494                 494


     d.  Shares for fully diluted earnings per share
         calculation (4a+4b+4c)............................       661,225             659,509
     e.  Fully diluted earnings per share (1/4d) ..........         $0.69               $1.57

